Exhibit 99
	For Release:	November 11, 2013
	Investor Contact:	Amy Rutledge
Manager – Corporate Communications
218-723-7400
arutledge@allete.com
NEWS

ALLETE Clean Energy to acquire wind energy
facilities in three states

Duluth, Minn.—ALLETE Clean Energy, a subsidiary of ALLETE, Inc. (NYSE: ALE), has signed an acquisition agreement to purchase wind farms in Minnesota, Iowa and Oregon from The AES Corporation in early 2014 and has also signed an option agreement to acquire a fourth wind energy facility in Pennsylvania in mid-2015.

Under the acquisition agreement, ALLETE Clean Energy would acquire AES’ position in operating wind energy projects in Lake Benton, Minn., Storm Lake, Ia., and Condon, Ore. with a total output of 231 Megawatts (MW) for $27 million. All three wind farms to be acquired have power purchase agreements in place for their entire electric output. The project sites enjoy favorable wind resources in their respective areas, are strongly supported by local communities, and are currently staffed by about 40 skilled technicians.

Pursuant to the option agreement, ALLETE Clean Energy will have an option to acquire the 101MW Armenia Mountain, Penn. wind farm. That project became operational in 2009 and has two long-term power purchase agreements in place. It is located in the PJM electricity market area near the Pennsylvania-New York border.

“To acquire and operate these renewable electric generation assets perfectly fits our mission,” said ALLETE Clean Energy President Eric Norberg. “This transaction will deliver incremental cash flows and the potential for long-term earnings growth while positioning ALLETE Clean Energy in new markets. We plan to leverage these initial acquisitions as the business of renewable energy matures to the next level.”

“This acquisition is right in line with our strategy of growing energy-centric earnings streams that expand our customer base and complement our traditional utility operations,” said Alan R. Hodnik, chairman, president and CEO of ALLETE. “It also supports our belief that cleaner energy sources will become increasingly valuable as we participate in our nation’s energy evolution. By 2015, ALLETE and its business subsidiaries may have nearly 850MW of installed wind generation.” Hodnik added that excluding transaction costs, the acquisition would be accretive to ALLETE earnings in 2014.

The acquisition is subject to customary closing conditions including FERC approval and is expected to close early 2014. Morgan Stanley is acting as financial advisor to ALLETE Clean Energy for this transaction.

ALLETE Clean Energy was established in 2011 to acquire or develop capital projects to create energy solutions by way of wind, solar, biomass, hydro, natural gas, shale resources, clean coal technology and other emerging energy innovations.

ALLETE, Inc. is an energy company headquartered in Duluth, Minnesota. ALLETE’s energy businesses include Minnesota Power, Superior Water, Light & Power Co., BNI Coal, and ALLETE Clean Energy. More information about the company is available at www.allete.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.